EXHIBIT 99.1

Spirit Airlines Reports May 2013 Traffic

Miramar, Florida (June 10, 2013) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for May 2013.
Traffic (revenue passenger miles) in May 2013 increased 28.5 percent versus May 2012 on a capacity (available seat miles) increase of 24.7 percent. Load factor for May 2013 was 86.9 percent, an increase of 2.6 points as compared to May 2012. Spirit's preliminary completion factor for May 2013 was 99.3 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended May 31, 2013 and 2012.

	May 2013	May 2012	Change
Revenue passenger miles (RPMs) (000)	1,002,186	779,833	28.5%
Available seat miles (ASMs) (000)	1,153,501	924,807	24.7%
Load Factor	86.9%	84.3%	2.6 pts
Passenger flight segments	1,060,735	852,832	24.4%
Average stage length (miles)	930	897	3.7%
Total departures	7,723	6,524	18.4%

	YTD 2013	YTD 2012	Change
Revenue passenger miles (RPMs) (000)	4,562,386	3,769,360	21.0%
Available seat miles (ASMs) (000)	5,381,492	4,460,259	20.7%
Load Factor	84.8%	84.5%	0.3 pts
Passenger flight segments	4,796,155	4,049,153	18.4%
Average stage length (miles)	937	910	3.0%
Total departures	35,840	30,999	15.6%

Guidance

Second quarter 2013 estimated average economic fuel cost per gallon (1)	$3.03

Second quarter 2013 estimated fuel gallons (thousands)	42,605

Footnotes

(1)
Excludes unrealized mark-to-market (gains) and losses which are comprised of estimated non-cash adjustments to aircraft fuel expense. The Company may have unrealized mark-to-market gains or losses in the second quarter 2013, but is not yet able to estimate the amount. Includes fuel taxes and into-plane fuel cost. Based on the jet fuel curve as of June 6, 2013 and includes fuel hedge gains and losses expected to be realized during the second quarter 2013.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs.  Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers.  Spirit's all-Airbus fleet operates approximately 250 daily flights to over 50 destinations in the U.S., Latin America and Caribbean.  Visit Spirit at www.spirit.com.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order, guidance and estimates for the second quarter and full year 2013, including expectations regarding capacity, fuel expense, economic fuel cost, expected unrealized mark-to-market gains or losses. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation to, publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contacts:
Misty Pinson
Director, Corporate Communications
mediarelations@spirit.com
954-628-4827

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